Exhibit 10.3

United Parcel Service, Inc.

Restricted Performance Unit Award Agreement

2011 Long-term Incentive Performance (LTIP) Awards

(Not Transferable)

THIS CERTIFIES THAT xxxxxxx has been granted a target award of x,xxx Restricted Performance Units (“RPUs”). Each RPU has a value that equals the value of one share of the class A common stock of UNITED PARCEL SERVICE, INC., a Delaware corporation (the “Company”).

Terms and Conditions

1. Plan. This target award is granted pursuant to the United Parcel Service, Inc. 2009 Omnibus Incentive Compensation Plan (the “Plan”), and is subject to the conditions and limitations set forth in the Plan document, as the same may be amended from time to time. All of the terms and provisions of the Plan are incorporated herein by reference. Terms not defined in this award agreement are defined in the Plan.

2. Measurement Tranches.

(a) General Rule. Ninety percent (90%) of your target award is divided into 3 substantially equal annual performance measurement tranches (one for each calendar year during the 3-year award cycle running from January 1, 2011 through December 31, 2013 (the “LTIP cycle”)) and ten percent (10%) of your target award is based on satisfaction of an earnings per share target for calendar year 2013 (the “earnings measurement tranche”); provided, however, that if the Company’s 2013 earnings per share are greater than or equal to $ , but less than $ , you shall receive 75% of the target RPUs in the earnings measurement tranche set forth below:

Tranche	Target RPUs
Performance Measurement – 2011
Performance Measurement – 2012
Performance Measurement – 2013
Earnings Measurement – 2013

(b) Performance Measurement Tranches. The number of RPUs to be credited to your account for each performance measurement tranche will be determined after the end of the relevant calendar year based on the achievement of specific performance targets established for that year and the applicable performance target matrix (discussed below). The performance criteria for 2011-2013 are growth in consolidated revenue (i.e., total company revenue as reported in the Company’s quarterly and annual financial statements) and consolidated operating return on invested capital. The Committee retains the discretion to adjust the Company’s results during the LTIP cycle to exclude the effects of certain transactions and accounting changes for purposes of determining achievement of the performance targets.

For each RPU performance measurement tranche, the Committee will develop a performance target matrix that will provide for 100% payment of the target RPUs for the tranche upon 100% achievement of the performance targets for the year. The performance target matrix also may provide for payment of a percentage less than or more than 100% of the target RPUs for the tranche based on achievement of performance targets at a percentage less than or more than, respectively, 100%.

Your performance target matrix for 2011 is attached as Exhibit A. Performance target matrices for 2012 and 2013 will be provided to you in the first quarter of the applicable year. After the end of each year, the Committee will certify the extent to which the performance targets have been achieved and the resulting RPUs to be credited to your account. Once the payment percentage for a particular tranche has been applied to a performance measurement tranche, the number of RPUs in that tranche is fixed. After the number of RPUs in a performance measurement tranche becomes fixed, the RPUs in that tranche will be credited to your RPU account.

(c) Earnings Per Share Measurement Tranche. The earnings per share target for calendar year 2013 is set forth on the attached Exhibit A. You will receive this portion of your award only if the Company meets the earnings per share target for the 2013 calendar year and you are employed in an eligible job classification by the Company or a Subsidiary on January 31, 2014. If the earnings per share target is not met or you are not employed in an eligible job classification with the Company or a Subsidiary on January 31, 2014, you will not receive this portion of your award. For this purpose, earnings per share is as reported in the Form 10-K filed by the Company with the Securities and Exchange Commission for the year ending December 31, 2013, as adjusted in the Committee’s discretion to exclude the effects of certain transactions and accounting changes for purposes of determining achievement of the earnings per share target. After the Form 10-K for the year ending December 31, 2013 is filed, the Committee will certify if the earnings per share target has been met and the RPUs credited to your account, if any, for the earnings per share measurement tranche. If the Company is within 5% of the earnings per share target for the year ending December 31, 2013, you may receive 75% of the target RPUs awarded in the earnings measure tranche.

3. Bookkeeping Account. A bookkeeping account will be maintained to keep track of the RPUs and any dividend equivalents attributable to your RPUs as described below.

4. Dividend Equivalents. The RPUs credited to your account that are attributable to a particular performance measurement tranche will be credited quarterly with dividend equivalent units for dividends paid on a share of the Company’s class A common stock, by

–	multiplying the cash (or stock) dividend paid per share of the Company’s class A common stock by the number of RPUs (and previously credited dividend equivalent units) attributable to that tranche prior to adjustment for dividends, and

–	dividing the product determined above by the New York Stock Exchange closing price of the Company’s class B common stock on the day the dividend is declared.

Each dividend equivalent unit has a value equal to one share of the Company’s class A common stock. The Committee will authorize the crediting of the dividend equivalent units for each quarter. Dividend equivalent units will vest at the same time as the underlying RPU tranche (discussed below).

5. Vesting.

(a) General Rule. The RPUs and dividend equivalent units credited to your account during the LTIP cycle will vest on January 31, 2014; provided that you are employed by the Company or a Subsidiary on that date. The benefit payable to you will be based entirely on the number of vested RPUs and dividend equivalent units credited to your account at the time the award becomes payable, generally, on March 15, 2014 following the completion of the LTIP cycle.

(b) Demotion. If you are demoted before January 31, 2014 to a position that would have been ineligible to receive a LTIP award under the 2011 LTIP program, you will forfeit any right to RPUs for the performance measurement tranche for the year in which your demotion occurs and any performance measurement tranche commencing after your demotion. You also will forfeit any right to RPUs for the earnings measurement tranche. You will retain any RPUs and dividend equivalent units credited to your account prior to your demotion, subject to satisfaction of the vesting requirements of Section 5(a) or (c) of this award agreement.

(c) Death, Disability or Retirement. If your employment terminates by reason of your death, disability or retirement (as defined in the Plan) before January 31, 2014, you immediately will vest in any RPUs and dividend equivalent units for a performance measurement tranche that was completed prior to your termination. You will forfeit any right to RPUs for the performance measurement tranche for the year in which your termination occurs and any performance measurement tranche commencing after your termination. You also will forfeit any right to RPUs for the earnings measurement tranche. Further, if you terminate employment before January 31, 2014 other than by reason of death, disability or retirement, you will forfeit this award in its entirety.

6. Shares. A number of shares of the Company’s class A common stock equal to the number of vested RPUs and dividend equivalent units credited to your account (less shares withheld to pay taxes) will be transferred to you on March 15, 2014, except that if your employment terminates by reason of your death, the shares will be transferred to your estate no later than 90 days following the notification of your death.

7. Nontransferable. This award and your RPUs and dividend equivalent units are not transferable except by will or the laws of descent and distribution.

IN WITNESS WHEREOF, UNITED PARCEL SERVICE, INC. has caused this Restricted Performance Unit Award to be issued as of March 1, 2011.

ATTEST:	UNITED PARCEL SERVICE, INC.

Secretary	Chairman and Chief Executive Officer

Exhibit A

2011 Revenue Growth Goal:	%

2011 Operating ROIC Goal:	%

2013 Earnings Per Share Target:	$ more (100%)
$ - $ or more (75%)

	Revenue Growth
Operating ROIC	% or less	% to %	% to %	% to %	% to %	% to %	% to %	% to %	% to %	% to %	% or more
% or more	105%	110%	115%	120%	125%	130%	135%	140%	145%	150%	150%
% to %	100%	105%	110%	115%	120%	125%	130%	135%	140%	145%	150%
% to %	95%	100%	105%	110%	115%	120%	125%	130%	135%	140%	145%
% to %	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%	140%
% to %	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%	135%
% to %	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%	130%
% to %	75%	80%	85%	90%	95%	100%	105%	110%	115%	120%	125%
% to %	70%	75%	80%	85%	90%	95%	100%	105%	110%	115%	120%
% to %	65%	70%	75%	80%	85%	90%	95%	100%	105%	110%	115%
% to %	60%	65%	70%	75%	80%	85%	90%	95%	100%	105%	110%
% to %	55%	60%	65%	70%	75%	80%	85%	90%	95%	100%	105%
% to %	50%	55%	60%	65%	70%	75%	80%	85%	90%	95%	100%
% or less	40%	50%	55%	60%	65%	70%	75%	80%	85%	90%	95%